EXHIBIT 4.1

CENEX HARVEST STATES COOPERATIVES
AMENDED AND RESTATED
RESOLUTION CREATING A SERIES OF PREFERRED EQUITY
TO BE DESIGNATED
8% CUMULATIVE REDEEMABLE PREFERRED STOCK

     The undersigned, being the President and Chief Executive Officer of Cenex Harvest States Cooperatives (the “Company”), a cooperative organized and existing under the Minnesota Cooperative Law, does hereby certify that, pursuant to the authority vested in the Board of Directors of the Company by the Articles of Incorporation of the Company, the Board of Directors on January 7, 2003, duly adopted the following resolution:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company (the “Board of Directors”) by the Articles of Incorporation of the Company, the Board of Directors hereby establishes a series of preferred equity of the Company having the following rights, preferences, privileges and limitations:

        Section 1. Designation; Unlimited Shares; Limitations and Restrictions on Issuance.

        (a) Designations; Unlimited Shares.  The shares of such series of preferred equity securities shall be designated as 8% Cumulative Redeemable Preferred Stock (the “Preferred Stock”). The shares of the Preferred Stock shall be unlimited in number and subject to Section 1(b) may be issued by the Board of Directors from time to time. Each time the Board of Directors authorizes the issuance of shares of Preferred Stock, it may by resolution determine that some or all of the shares so issued shall be uncertificated shares.

        (b) Limitations and Restrictions on Issuance.  The Company shall not offer to issue additional shares of Preferred Stock in exchange for or in redemption of outstanding patrons’ equities or other equity securities held by members of the Company more than one time per calendar year and in connection with such offer any member that would receive more than one-quarter of one percent (0.25%) of the number of shares of Preferred Stock outstanding at the end of the prior calendar year shall instead be entitled to receive such shares in quarterly installments as nearly equal as possible. After December 31, 2003, in any calendar year, the Company shall not issue additional shares of Preferred Stock in exchange for or in redemption of outstanding patrons’ equities or other equity securities held by members of the Company in excess of (i), for issuances during the years 2004, 2005 and 2006, twenty percent (20%) of the number of shares of Preferred Stock outstanding at the end of the prior calendar year or 400,000 shares, whichever is greater, and (ii), for issuances during any calendar year after the year 2006, twenty-five percent (25%) of the number of shares of Preferred Stock outstanding at the end of the prior calendar year or 400,000 shares, whichever is greater. The Company shall not issue additional shares of Preferred Stock in exchange for or in redemption of outstanding patrons’ equities owned by an estate of a former individual member of the Company or in redemption of outstanding patrons’ equities owned by individual members of the Company who have reached age 72 pursuant to the Company’s current policy.

        Section 2. Rank.  The Preferred Stock shall rank prior to (i) any patronage refund as that term is used in the Company’s Bylaws, whether or not represented by a certificate, and any redemption thereof, (ii) any other class or series of capital stock designated by the Board of Directors as junior to the Preferred Stock and (iii) common stock, if any, of the Company (collectively, “Junior Securities”), both as to payment of dividends and as to distributions of assets upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. Shares of any class or series of capital stock of the Company that are not Junior Securities, including the Company’s existing 8% Preferred Stock, shall rank pari passu with the Preferred Stock.

        Section 3. Dividends and Distributions.

        (a) Payment of Dividends.  The holders of the Preferred Stock shall be entitled to receive quarterly dividends when, as and if declared by the Board of Directors out of funds legally available for such purpose, at the rate of $2.00 per annum per share. Dividends shall be payable on March 31, June 30, September 30 and December 31 of each year (each such date a “Payment Date”), provided that any such Payment Date is a Business Day. A Business Day is any day that is not a Saturday, Sunday or a legal holiday. If any Payment Date is not a Business Day, such dividend shall be payable without interest on the next Business Day. Dividends shall be fully cumulative and shall accumulate without interest from and including the latest of (i) January 1, 2003 or (ii) the day immediately following the most recent Payment Date as to which dividends have been paid. Dividends shall be paid to holders of record as they appear on the books of the Company five Business Days prior to the relevant Payment Date. The Company may, in its sole discretion, pay dividends by any one or more of the following means: (x) check mailed to the address of such holder as it appears on the books of the Company, (y) electronic transfer in accordance with instructions provided by such holder or (z) any other means mutually agreed between the Company and such holder. The amount of dividends payable shall be computed on the basis of a 360-day year of twelve 30-day months. Each payment of dividends will include dividends to and including the relevant Payment Date.

        (b) Limitations on Distributions to Holders of Junior Securities.  No distributions shall be made by the Company to the holders of any Junior Security unless and until all accumulated and unpaid dividends on the Preferred Stock and on any class or series of capital stock ranking on parity with the Preferred Stock, including the full dividend for the then-current dividend period, shall have been paid or declared and set apart for payment. Any reference to a “distribution” contained in this Section 3(b) shall not be deemed to include any distribution made in connection with a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The rights of holders of Preferred Stock upon a distribution made in connection with a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, are governed by Section 4 below.

        Section 4. Liquidation Preference.  In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive out of the assets of the Company available therefor, before any payment shall be made or any assets distributed to the holders of any Junior Security, an amount per share equal to $25.00 plus all dividends accumulated and unpaid on such share, whether or not declared, to and including the date of such distribution. The entire assets of the Company available for distribution shall be distributed ratably among the holders of the Preferred Stock and any other capital stock of the Company which ranks on a parity as to liquidation rights with the Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the liquidation preference of the shares of Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another person nor a sale or transfer of all or part of the Company’s assets for cash, securities or other property will be deemed a liquidation, dissolution or winding up of the Company for purposes of this Section 4 if, following such transaction, the Preferred Stock remains outstanding as duly authorized stock of the Company or any successor entity.

        Section 5. Redemption.

        (a) Optional Redemption Right.  From and after February 1, 2008, the Company, at its option, may redeem at any time all, or from time to time any portion, of the Preferred Stock at a price per share (the “Optional Redemption Price”) equal to $25.00 plus all dividends accumulated and unpaid on such share, whether or not declared, to and including the date fixed for redemption (the “Optional Redemption Date”).

        (b) Optional Redemption of Less Than All Outstanding Shares of Preferred Stock.   In case of the Company’s redemption of less than all of the then outstanding shares of Preferred Stock pursuant to Section 5(a), the Company shall designate by lot, or in such other manner as the Board of Directors may determine, the shares to be redeemed, or shall effect such redemption pro rata. Notwithstanding the foregoing, the Company shall not redeem less than all of the then outstanding shares of Preferred Stock until all dividends accumulated and unpaid upon all then outstanding shares of Preferred Stock shall have been paid for all past dividend periods.

        (c) Holders’ Redemption Right.  If at any time there shall have been a Change in Control (as defined in Section 5(g) below), each record holder of shares of Preferred Stock shall have the right, for a period of 90 days from the date of such Change in Control, to require the Company to redeem all or any portion of the shares of Preferred Stock owned by such record holder. All shares as to which the record holder has notified the Company of an exercise of redemption right created by this Section 5(c) on or prior to the 90th day after such Change in Control shall be redeemed 130 days after the date of such Change in Control (or, if such date is not a Business Day, the next succeeding Business Day) (the “Mandatory Redemption Date”) (each of the Optional Redemption Date and the Mandatory Redemption Date, a “Redemption Date”) at a price per share (the “Mandatory Redemption Price”) (each of the Optional Redemption Price and the Mandatory Redemption Price, a “Redemption Price”) equal to $25.00 plus all dividends accumulated and unpaid on such share, whether or not declared, to and including the Mandatory Redemption Date.

        (d) Redemption Notice.  Not less than 30 days prior to any Redemption Date, the Company shall give written notice (the “Redemption Notice”) to the holders of record of the shares of Preferred Stock to be redeemed. The Redemption Notice shall specify (i) the Redemption Date, (ii) the Redemption Price, (iii) the number of shares of Preferred Stock held by the holder that are subject to redemption on the Redemption Date, (iv) the time, place and manner in which the holder shall surrender to the Company the certificate or certificates representing the shares of Preferred Stock to be redeemed, including the steps that a holder should take with respect to any certificates which have been lost, stolen or destroyed or to any uncertificated shares, and (v) that from and after the Redemption Date, dividends will cease to accumulate on such shares and such shares shall no longer be deemed outstanding.

        (e) Surrender of Certificates.  On or after the Redemption Date, each holder shall surrender the certificate or certificates representing the shares of Preferred Stock called for redemption in the manner provided in the Redemption Notice or take such steps with respect to lost, stolen or destroyed certificates or uncertificated shares as are provided in the Redemption Notice. Upon so doing, a holder shall be entitled to receive payment of the Redemption Price for the shares of Preferred Stock so redeemed. If fewer than all of the shares of Preferred Stock represented by a surrendered certificate or certificates are redeemed, the Company shall issue a new certificate representing the unredeemed shares. Each surrendered certificate shall be canceled.

        (f) Effect of Redemption.  From and after the Redemption Date, if funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then (i) dividends shall cease to accumulate with respect to the shares of Preferred Stock called for redemption, (ii) such shares shall no longer be deemed outstanding, (iii) the holders of such shares shall cease to be shareholders and (iv) all rights whatsoever with respect to such shares of Preferred Stock shall terminate except the right of the holders thereof to receive the Redemption Price, without interest.

        (g) Definition of Change in Control.  For purposes of Section 5(c), a Change in Control shall have occurred if, in connection with a merger or consolidation of the Company approved by the Board of Directors of the Company (prior to submitting the merger or consolidation to the Members of the Company for approval), whether or not the Company is the surviving entity, those persons who were members of the Board of Directors on January 1, 2003 (the “Original Directors”), together with those persons who became members of the Board of Directors after such date (the “Approved Subsequent Directors”) at the annual meeting of the Company shall have ceased to constitute a majority of the Company’s Board of Directors.

        (h) Purchases.  The Company may at any time and from time to time in compliance with applicable law purchase shares of Preferred Stock on the open market, pursuant to a tender offer or otherwise, at such price or prices and other terms as it determines. The Company may not make any such purchases at a time when there are accumulated but unpaid dividends for past dividend periods.

        Section 6. Voting Rights.

        (a) General.  Except as set forth in Section 6(b), the holders of Preferred Stock shall have only such voting rights as are required by applicable law.

        (b) Certain Actions Not to be Taken Without Vote of Holders of Preferred Stock.   Unless the Preferred Stock is redeemed pursuant to its terms, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Preferred Stock, voting separately as a class, shall be required (i) for any amendment, alteration or repeal, whether by merger or consolidation or otherwise, of the Company’s Articles of Incorporation or this resolution if the amendment, alteration or repeal adversely affects the rights or preferences of the Preferred Stock, and (ii) to establish, by board resolution or otherwise, any class or series of equity security of the Company having rights senior to the Preferred Stock as to the payment of dividends or distribution of assets upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. For purposes of this Section 6(b), the creation and issuance of any other class of securities of the Company ranking on a parity with or junior to the Preferred Stock, including an increase in the authorized number of shares of any such securities, shall not be deemed to adversely affect the rights or preferences of the Preferred Stock.

        Section 7. Notices.  Any notice required by this resolution to be given to the holders of Preferred Stock shall be addressed to each holder of record at his, her or its address appearing on the books of the Company and sent by personal delivery, facsimile transmission, overnight courier requiring signature for delivery or by first class United States mail, postage prepaid. Any such notice shall be deemed given on the date of delivery thereof if manually delivered, the date of sending thereof if sent by facsimile transmission with electronic confirmation of delivery received, the date of sending if sent by overnight courier or the date of mailing if mailed. Any notice that is mailed as provided above shall be conclusively presumed to have been duly given, whether or not a holder of Preferred Stock receives such notice; and failure to give such notice, or any defect in such notice, to any holder of Preferred Stock shall not affect the validity of the notice as to any other holder of Preferred Stock or the validity of any proceedings taken with respect to any other holder in connection with such notice.

        Section 8. Termination of Effectiveness.  Upon the acquisition or redemption by the Company of all outstanding shares of Preferred Stock, the Board of Directors may by resolution determine that the provisions of this resolution shall cease to be of further effect.

        Section 9. Transfer Rights.  The Board of Directors has expressly authorized the initial sale and subsequent transfer of the shares of Preferred Stock.